Exhibit 3.3

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
OF
SMARTERVERSE, INC.

Pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”), the undersigned corporation adopts the following Certificate of Amendment to Articles of Incorporation (“Certificate”).

1.	NAME OF CORPORATION. The name of the corporation is Smarterverse, Inc. (the “Corporation”). The Corporation’s Nevada Business Identification Number is E24056802022-9.

2.	AMENDMENT TO ARTICLES OF INCORPORATION. The amendment adopted by the Corporation (the “Amendment”) is set out in full and ARTICLE 1 – Name is amended and restated in its entirety as follows:

ARTICLE I – NAME

The name of the corporation is Dragon Interactive Corporation.

3.	EFFECTIVE DATE OF FILING. This Certificate shall be effective on 2/1/24.

IN TESTIMONY HEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation as of 2/1/24.

Date: 2/1/24

/s/ Darin Myman
Darin Myman
Secretary